FORM 8-K


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-K
                              Current Report


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
July 21, 1995
- --------------

                        FIRST REPUBLIC BANCORP INC.
                        ---------------------------
          (Exact name of registrant as specified in its charter)


        Delaware                    0-15882               94-2964497
- ----------------------------      -----------          -------------------
(State or other jurisdiction      (Commission             (IRS Employer
of incorporation)                 File Number)         Identification No.)



                             388 Market Street
                           San Francisco, CA  94111
                           ------------------------
            (Address of principal executive office) (Zip Code)


                              (415) 392-1400
                              --------------
           (Registrant's telephone number, including area code)


                              Not applicable
                              --------------
        (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated July 21, 1995, concerning its earnings release for the second quarter ended June 30, 1995, as distributed on July 21, 1995.




                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     First Republic Bancorp Inc.

                                     (Registrant)



Date: July 21, 1995
                                     -----------------------------
                                     Willis H. Newton, Jr.
                                     Senior Vice President and
                                     Chief Financial Officer

FOR IMMEDIATE RELEASE
- ---------------------

                      FIRST REPUBLIC BANCORP REPORTS
                SECOND QUARTER AND SIX MONTHS 1995 RESULTS

                                                  Common Stock Symbol - FRC
                                                 New York/Pacific Exchanges

  San Francisco, California, July 21, 1995 - First Republic Bancorp
Inc. today reported a net loss of $3,140,000 for the quarter ended June 30, 1995, which included a provision for loan losses of $8,750,000 taken to strengthen the Company's reserves after chargeoffs taken on certain loans during the quarter. This compares to $2,529,000 of net income for the same quarter in 1994. For the second quarter, fully diluted earnings(loss) per share was ($0.41) in 1995 compared to $0.28 in 1994.

  A net loss of $1,756,000 was reported for the six months of 1995, compared with net income of $3,189,000 for the first six months of 1994. For the six month period, fully diluted earnings(loss) per share was ($0.23) for 1995 compared to $0.38 for 1994.

  In the quarter ended June 30, 1995, the Company used approximately $6,400,000 of its previously established reserves to reduce the carrying basis of specific assets. Approximately 75% of such writedowns related to multifamily properties located in Los Angeles County which were adversely affected by the Northridge earthquake. As the impact of this disaster has become clearer through a failure of certain of these multifamily properties to return to pre-earthquake occupancy levels and value, management deemed the chargeoffs to be appropriate. Additionally, approximately $15,000,000 of loans became nonperforming during the second quarter of 1995 and a portion of the reserves added during the second quarter were related to recent developments on these loans.

  The Company's quarter-end ratio of capital to risk-adjusted assets was 15.0%. At June 30, 1995, total capital, including subordinated debentures and reserves, was $186,391,000. Tangible book value per share was $14.33 at June 30, 1995.

  Total assets of First Republic Bancorp Inc. were $1,817,145,000 at
June 30, 1995. Substantially all of the Company's loan portfolio consists of adjustable rate, first trust deed, real estate secured California and Nevada loans, 58% of which were secured by single family residences.

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

  FIRST REPUBLIC BANCORP INC.                                          Page 2

  The Company believes that the worst of the impact from the Los
Angeles earthquake is behind it. Since the earthquake, the Company's chargeoffs related to the multifamily earthquake impacted portfolio have totalled almost $12,000,000, which represents 74% of total chargeoffs recorded in the period January 1994 through June 1995. At June 30, 1995, the remaining multifamily earthquake impacted assets represented approximately 2.8% of the Company's total assets.

  At June 30, 1995, nonaccruing loans totalled $37,035,000 and foreclosed REO totalled $12,870,000, collectively 2.75% of total assets. Nonaccruing assets included approximately $24,000,000 of loans and $4,430,000 of REO adversely impacted by the earthquake. During the second quarter, the Company sold $2,900,000 of foreclosed REO and recovered in excess of the written down basis of the assets by approximately 8%. At June 30, 1995, after writedowns, the Company's reserves totalled approximately $17,000,000 up from $14,400,000 at March 31, 1995.

  At June 30, 1995, the Company's nonaccrual loans included $19,342,000 of loans which had been restructured, 73% as a result of the earthquake, by waiver or deferral of interest equivalent to more than four months and by the forgiveness of principal in certain cases. As a result of the terms of these restructurings, such loans will be reported as nonaccrual loans until a satisfactory payment history is achieved and the Company feels its recorded investment in the loans is secure. During the second quarter of 1995, the Company received payments on these loans, which resulted in an average annualized yield of approximately 5.5%.

  At June 30, 1995, the Company had restructured performing loans of $15,134,000, 71% of which have been restructured as a result of the earthquake, and accruing single family loans more than 90 days past due of $3,957,000.

  During the second quarter of 1995, the Company continued to work with its borrowers whose properties have been adversely impacted by the Los Angeles earthquake. First Republic has assisted its borrowers by modifying the terms of loans, including deferral or capitalization of interest payments, reduction of the rate of interest to be collected, and the waiver of principal and interest in certain cases. The Company has also assisted many of its borrowers in the application for federal, state, and local disaster relief funds, and has deferred the collection of payments on certain nonaccruing loans until the disaster relief process is concluded. Although the receipt of such funds has sometimes been denied or delayed, several of its borrowers are now receiving such assistance and are completing related repairs.

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

  FIRST REPUBLIC BANCORP INC.                                          Page 3

  For the second quarter, total interest income increased to $34,260,000 in 1995 from $26,168,000 in 1994; net interest income was
$7,650,000 in 1995 and $9,650,000 in 1994. The Company's net interest spread was 1.38% for the second quarter of 1995, compared to 1.59% for the first quarter of 1995 and 2.14% for all of 1994. The lower net interest income and net interest spread for 1995 resulted from the average rate paid on Federal Home Loan Bank ( FHLB ) advances exceeding the yields on certain of the Company's loans, the lag in the 11th District Cost of Funds Index on which the majority of loans are based, and the effect of reduced initial yields on new single family adjustable rate loans. The Company anticipates that its net interest spread will increase throughout the remainder of 1995, presuming the current interest rate environment.

  The Company's non-interest expense totalled $5,392,000 for the second quarter of 1995, compared to $5,265,000 for the same period in 1994. As a percentage of average assets, the Company's general and administrative expenses were 1.08% for the second quarter of 1995, compared to 1.14% for the first quarter of 1995 and 1.28% for all of 1994.

  For the second quarter of 1995, the Company originated $171,287,000 of loans, compared with $222,954,000 for the same period in 1994. Total loans originated for the first six months were $278,556,000 in 1995 compared with $451,554,000 in 1994. The Company sold $24,821,000 of loans during the second quarter of 1995, compared with $119,563,000 in the second quarter of 1994.
The Company recorded net losses of $46,000 on these loan sales in the second quarter of 1995, compared to net losses of $448,000 during the second quarter of 1994. For the first six months, loan sales were $35,377,000 in 1995 and $191,124,000 in 1994. The mortgage servicing portfolio of real estate loans serviced for third-party investors was $821,569,000 at June 30, 1995, a decrease of $21,575,000 since December 31, 1994.

  First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, California and Nevada-chartered industrial bank subsidiaries. First Republic Thrift & Loan provides both loan and deposit services from eight locations in the San Francisco, Los Angeles, Beverly Hills and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA 94111
(415)392-1400

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
  FIRST REPUBLIC BANCORP INC.                                          Page 4

                                               Three Months                      Six Months
                                               Ended June 30                    Ended June 30
                                      ------------------------------   ------------------------------
Financial Results                          1995             1994            1995             1994
- -----------------                     -------------    -------------   -------------    -------------
Total Interest Income                 $  34,260,000    $  26,168,000    $  66,216,000    $  51,101,000

Net Interest Income                   $   7,650,000    $   9,650,000    $  15,866,000    $  19,700,000

Provision for Losses                  $   8,750,000    $     675,000    $  10,215,000    $   5,680,000

Net Income (Loss)                     $  (3,140,000)   $   2,529,000    $  (1,756,000)   $   3,189,000

Primary EPS                           $       (0.41)   $        0.32    $       (0.23)   $        0.40
                                      =============    =============    =============    =============

Fully diluted EPS                     $       (0.41)   $        0.28    $       (0.23)   $        0.38
                                      =============    =============    =============    =============

Weighted Average Shares:
   Primary                                 7,589,397       8,028,140        7,589,115        8,052,663
  Fully diluted                          10,122,912       10,571,484       10,126,185       10,586,445


Operating Information
- ---------------------
(*Data Annualized)
Loan Origination Volume               $ 171,287,000    $ 222,954,000    $ 278,556,000    $ 451,554,000

Avg. Assets Per Employee*             $  12,382,000    $  10,032,000    $  12,190,000    $   9,779,000

Return on Average Assets*                     (0.70)%           0.67%           (0.20)%           0.43%

Return on Average Common Equity*             (11.59)%           9.47%           (3.24)%           5.99%

General and Administrative Expenses
  as % of Average Assets*                      1.08%            1.28%            1.11%            1.37%


Rates Earned/Paid
- -----------------
Yield on Investments                           6.55%            5.17%            6.61%            4.87%
Yield on Loans                                 7.93%            7.16%            7.77%            7.22%
                                       ------------    -------------    -------------    -------------
Earning Assets Yield                           7.79%            6.97%            7.65%            6.99%
                                       ============    =============    =============    =============
Cost of Deposits                               5.97%            4.61%            5.74%            4.56%
Cost of Borrowings                             7.13%            4.91%            6.84%            4.71%
                                       ------------    -------------    -------------    ------------=
Liability Costs                                6.41%            4.73%            6.17%            4.62%
                                       ============    =============    =============    =============
Net Interest Spread                            1.38%            2.24%            1.48%            2.37%
                                       ============    =============    =============    =============
Margin on Earning Assets                       1.76%            2.57%            1.85%            2.70%
                                       ============    =============    =============    =============

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

  FIRST REPUBLIC BANCORP INC.                                          Page 5

                                                 As of June 30,
                                     --------------------------------------
Financial Condition                          1995                  1994
- -------------------                  ----------------       ---------------
Total Loans                           $ 1,603,906,000       $ 1,358,500,000
                                      ===============       ===============

Total Assets                          $ 1,817,145,000       $ 1,544 687,000
                                      ===============       ===============

Loans Serviced for
 Investors                            $   821,569,000       $   888,048,000
                                      ===============       ===============

Total Deposits                        $ 1,051,491,000       $   857,240,000
                                      ===============       ===============

Stockholders' Equity                  $   105,324,000       $   108,270,000

Senior Subordinated Debentures              9,974,000             9,978,000

Subordinated Debentures                    19,649,000            18,449,000

Convertible Subordinated Debentures        34,500,000            34,500,000

Reserves                                   16,944,000            15,463,000
                                      ---------------       ---------------

Total Capital                         $   186,391,000       $   186,660,000
                                      ===============       ===============

Capital-to-Assets Ratio                         10.26 %              12.08 %
                                                =====                =====

Capital-to-Risk-Adjusted Assets                 15.00 %              17.08 %
                                                =====                =====

Tangible Stockholders'
  Equity Per Share                    $         14.33       $        14.02
                                      ===============       ==============

Number of Shares of
  Common Stock Actually Outstanding         7,344,267            7,713,627


For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400




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